Exhibit 99.1

PRESS RELEASE

	Contacts:	Terry L. Freeman
Sr. Vice President, CFO
Metals USA, Inc.
FOR IMMEDIATE RELEASE		713-965-0990

METALS USA REPORTS THIRD QUARTER RESULTS

October 21, 2005 – HOUSTON, TEXAS – Metals USA, Inc. (NASDAQ: MUSA) today announced results for the three months ended September 30, 2005.  Net income in the third quarter of 2005 was $11.2 million, or $0.53 per diluted share.  As expected, these results were less than those achieved during our record setting third quarter of 2004 when we recorded net income of $31.8 million, and earnings of $1.53 per diluted share.

Average realized sales prices per ton and shipment volumes by the Flat Rolled and Plates and Shapes Groups were down 2.0% and 3.0%, respectively, compared to the same quarter last year.  Due to higher cost of sales per ton of almost 10.0% compared to the third quarter last year, compressed operating margins account for substantially all the decline in profitability.  Demand in the third quarter was generally good, with prices increasing during the quarter.  Net sales revenue was $396.1 million, against $412.6 million sold during third quarter 2004.  Operating income for our most recent quarter was $20.0 million, compared to operating income of $52.6 million reported in the same quarter of 2004.  Total EBITDA (as defined herein) was $21.0 million this quarter.

 C. Lourenço Gonçalves, President and CEO stated: “While Metals USA is not dependent upon the automotive industry, the mid-year slowdown of that industry affected the steel business as a whole in July and part of August.  Metals USA continued to reduce inventories, and paid down an additional $75.4 million of our debt during the third quarter.  As soon as scrap prices increased and the market realized that inventories were low across the board, the leading steel mills successfully increased steel prices, benefiting all members of the supply chain, particularly service center companies like Metals USA”. Mr. Gonçalves continued: “Following the restructure of the Building Products Group during the later part of last year, this division continues to deliver consistent, improved results, contributing $5.4 million of operating income

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this quarter.” Mr. Gonçalves concluded saying “We expect a strong and profitable fourth quarter, and are extremely excited with the prospects ahead of us”.

Metals USA has scheduled a conference call for Monday, October 24, 2005 at 11:00 a.m. eastern standard time.  A replay of the call will be available approximately two hours after the live broadcast ends and will be available until November 23, 2005.  To access the replay, dial (888) 203-1112 and enter the pass code 6442648.

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, specialty metals, and building products markets. For more information, visit the company’s website at www.metalsusa.com.  The information contained in this release is limited and the Company encourages interested parties to read the Company’s Form 10-K and 10-Qs which are on file with the Securities and Exchange Commission for more complete information.  Additionally, copies of the Company’s filings with the Securities and Exchange Commission together with press releases and other information investors may find of benefit can be found at the Company’s website at www.metalsusa.com.

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements.  These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

-Tables follow-

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Metals USA, Inc.

Unaudited Consolidated Statements of Operations

(In millions, except per share amounts and shipments)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2005	2004	2005	2005	2004

Revenues:
Net sales	$396.1	$412.6	$426.8	$1,250.5	$1,115.4
Cost of sales	311.5	295.1	336.6	981.9	784.7
	84.6	117.5	90.2	268.6	330.7
Operating cost and expenses:
Operating and delivery	38.1	36.6	37.9	113.8	109.7
Selling, general and administrative	25.6	27.8	24.7	74.6	79.0
Depreciation and amortization	0.9	0.5	0.9	2.5	1.2
Operating income	20.0	52.6	26.7	77.7	140.8
Other (income) expense:
Interest expense	2.4	2.1	3.2	8.8	5.8
Other (income) expense, net	—	(1.2)	—	(0.2)	(1.6)
Income before income taxes	17.6	51.7	23.5	69.1	136.6
Provision for income taxes	6.4	19.9	9.2	26.3	52.6
Net income	$11.2	$31.8	$14.3	$42.8	$84.0

Net income per share - basic	$0.55	$1.57	$0.70	$2.11	$4.16

Net income per share - diluted	$0.53	$1.53	$0.68	$2.04	$4.06

Number of common shares used in the per share calculations:
Basic	20.3	20.2	20.3	20.3	20.2
Diluted	21.1	20.8	21.0	21.0	20.7

Metals USA, Inc.

Unaudited Consolidated Condensed Balance Sheets

(In millions)

	September 30, 2005	December 31, 2004

Assets
Current assets:
Cash	$12.4	$12.6
Accounts receivable, net of allowance of $8.3 and $7.7 respectively	192.6	173.5
Inventories	341.5	462.9
Prepaid expenses and other	14.1	19.0
Total current assets	560.6	668.0
Property and equipment, net	47.3	36.1
Other assets, net	8.0	5.9
Total assets	$615.9	$710.0

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$63.8	$64.0
Accrued liabilities	33.0	35.0
Current portion of long-term debt	0.6	4.0
Total current liabilities	97.4	103.0
Long-term debt, less current portion	131.9	266.6
Other long-term liabilities	12.8	12.2
Total liabilities	242.1	381.8
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.1 par value, 5,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; 20,284,245 shares issued and outstanding at September 30, 2005 and 20,260,013 shares issued and outstanding at December 31, 2004	0.2	0.2
Additional paid-in capital	222.5	219.5
Deferred compensation	(0.4)	(0.2)
Retained earnings	151.5	108.7
Total stockholders’ equity	373.8	328.2
Total liabilities and stockholders’ equity	$615.9	$710.0

Metals USA, Inc.

Unaudited Consolidated Condensed Statements of Cash Flows

(In millions)

	Nine Months Ended September 30,
	2005	2004

Cash flows from operating activities:
Net income	$42.8	$84.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts	2.4	3.5
Adjustment to Predecessor Company tax attribute valuation allowance	2.4	3.0
Depreciation and amortization	2.8	1.2
Changes in operating assets and liabilities:
Accounts receivable	(21.5)	(78.2)
Inventories	121.4	(137.5)
Prepaid expenses and other	2.4	2.7
Accounts payable and accrued liabilities	(1.2)	32.9
Income taxes payable	(0.6)	13.2
Other operating	0.2	0.8
Net cash provided by (used in) operating activities	151.1	(74.4)

Cash flows from investing activities:
Proceeds from sale of assets	0.1	0.5
Purchase of assets	(13.3)	(13.6)
Net cash provided by (used in) investing activities	(13.2)	(13.1)

Cash flows from financing activities:
Net borrowings (repayments) on credit facilities	(127.8)	89.3
Borrowings of long-term debt	—	0.6
Repayments of long-term debt	(10.3)	(0.5)
Deferred financing costs and other	(0.1)	(0.8)
Issuance of common stock	0.1	0.4
Net cash provided by (used in) financing activities	(138.1)	89.0

Net increase in cash	(0.2)	1.5
Cash, beginning of period	12.6	11.4
Cash, end of period	$12.4	$12.9

Metals USA, Inc.

Unaudited Supplemental Segment and Non GAAP Information

(In millions, except per share amounts and shipments)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2005	2004	2005	2005	2004
Segment:

Flat Rolled:
Net sales	$182.3	$201.1	$205.7	$600.4	$532.4
Operating Income	$6.2	$27.1	$8.4	$28.0	$64.8
Depreciation and amortization	$0.1	$0.1	$0.1	$0.3	$0.2

EBITDA (1)	$6.3	$27.2	$8.5	$28.3	$65.0
Shipments (2)	173	190	190	554	602

Plates and Shapes:
Net sales	$167.8	$166.6	$171.6	$516.1	$460.0
Operating Income	$14.2	$28.7	$16.5	$50.2	$80.2
Depreciation and amortization	$0.4	$0.2	$0.4	$1.2	$0.6

EBITDA (1)	$14.6	$28.9	$16.9	$51.4	$80.8
Shipments (2)	189	183	183	553	582

Building Products:
Net sales	$51.3	$49.8	$54.7	$150.4	$136.0
Operating Income	$5.4	$1.4	$7.1	$15.4	$8.7
Depreciation and amortization (4)	$0.2	$0.1	$0.1	$0.4	$0.2

EBITDA (1)	$5.6	$1.5	$7.2	$15.8	$8.9
Shipments (2)	—	—	—	—	—

Corporate and other
Net sales (3)	$(5.3)	$(4.9)	$(5.2)	$(16.4)	$(13.0)
Operating Income (loss)	$(5.8)	$(4.6)	$(5.3)	$(15.9)	$(12.9)
Depreciation and amortization	$0.3	$0.1	$0.4	$0.9	$0.2

EBITDA (1)	$(5.5)	$(4.5)	$(4.9)	$(15.0)	$(12.7)
Shipments (2) (3)	(6)	(6)	(5)	(18)	(17)

Consolidated
Net sales	$396.1	$412.6	$426.8	$1,250.5	$1,115.4
Operating Income	$20.0	$52.6	$26.7	$77.7	$140.8
Depreciation and amortization (4)	$1.0	$0.5	$1.0	$2.8	$1.2

EBITDA (1)	$21.0	$53.1	$27.7	$80.5	$142.0
Shipments (2)	356	367	368	1,089	1,167

(1)               EBITDA is the summation of Operating Income and Depreciation and Amortization.  We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt.  EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States.  The items excluded from EBITDA are significant components in understanding and assessing financial performance.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or as a measure of liquidity.

(2)               Unaudited and is expressed in thousands of tons.  Not a meaningful measure for Building Products.

(3)               Negative net sales and shipment information represent the elimination of intercompany transactions.

(4)               Includes depreciation expense recorded in cost of sales.